Exhibit 10(g)


                             McDONALD'S CORPORATION
                            DEFERRED INCENTIVE PLAN
          (As Amended and Restated Effective as of September 1, 1994)


                                   Section 1
                                  Introduction

          1.1 The Plan and Its Effective Date. The McDonald's Corporation Deferred Incentive Plan ("Plan") was established November 1, 1993.
     The effective date of the amendment and restatement of the Plan as set forth herein is September 1, 1994.

          1.2 Purpose. McDonald's Corporation ("McDonald's" or the "Company") has established the Plan for its officers, regional managers, and certain expatriate international country heads to retain and attract highly qualified personnel by offering the benefits of a non-qualified, unfunded plan of deferred compensation. The Company may also allow other subsidiaries or affiliates to adopt the Plan in accordance with Section 7.

          1.3 Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall have the powers set forth in the Plan and the power to interpret its provisions. Any decisions of the Committee shall be final and binding on all persons with regard to the Plan. The Committee may delegate its authority hereunder to an officer or officers of the Company.


                                   Section 2
                      Participation and Deferral Elections

          2.1  Eligibility and Participation.   Subject to the conditions
     and limitations of the Plan, all officers and regional managers of the Company and international country heads who are on United States payroll and who are identified as eligible by the Committee shall be eligible to participate in the Plan ("Eligible Employees"). Any Eligible Employee who makes a Deferral Election as described in
     Section 2.2 below shall become a participant in the Plan ("Participant") and shall remain a Participant until the entire balance of the Participant's Deferral Accounts (defined in Section 4.1 below) is distributed.

          2.2 Deferral Elections. Any Eligible Employee may make a Deferral Election to defer receipt of all or any portion of his or her incentive under the McDonald's Target Incentive Plan ("TIP") for a calendar year. Any Eligible Employee who is one of the five highest compensated officers of the Company (ranked by the total of base pay and the target incentive under TIP for the current year) may also elect to defer up to 50% of his or her base salary for the following calendar year.

          2.3 Rules for Deferral Elections. Deferral Elections shall be made in accordance with the rules set forth below:

          (a) All Deferral Elections must be in writing on such forms as the Committee may prescribe and must be returned to the Committee no later than the date specified by the Committee. In no event will the return date specified by the Committee be later than the end of the year that precedes the year that the amount being deferred is made available to such Eligible Employee.

          (b) An individual shall be eligible to make a Deferral Election only if he or she is an Eligible Employee on the date specified by the Committee for the return of Deferral Election forms.

          (c) If an Eligible Employee terminates employment in the same calendar year in which he or she makes a Deferral Election, that Deferral Election will be null and void and no deferral will be made.

          (d) Amounts will be deferred to the "Payment Date" specified by the Eligible Employee in the Deferral Election and payments will commence within 30 days following the Payment Date in accordance with Section 5.1. The Payment Date specified must be no earlier than the calendar year following the year in which the deferred amounts would otherwise have been paid and must be either:

               (i) March 31 or September 30 of a specified year in the future (the "Specific Year Payment Date") or

               (ii) the March 31 following the year in which the
                    Participant terminates employment (the "Employment Termination Payment Date").

               If a Participant terminates employment and has one or more Specific Year Payment Dates that would occur after the Employment Termination Payment Date, all amounts deferred to those Specific Year Payment Date(s) shall automatically be accelerated to the Employment Termination Payment Date. Participant McDESOP Equalization Amounts and Company Profit Sharing Equalization Credits described in Section 3 shall be deferred to the Participant's Employment Termination Payment Date, even though a Participant has elected a Specific Year Payment Date for the remainder of his or her deferral.

               Deferral elections made in 1993 specified either a January 31 or July 31 payment date. Due to a change in accounting procedures, these payment dates will be converted to March 31 and September 30, respectively.

          (e) Each Deferral Election shall specify how amounts deferred pursuant to that election are to be invested under Section 4.2.


                                   Section 3
         Equalization for McDonald's Corporation Profit Sharing Program

          3.1 Equalization to Adjust for Participant 401(k) McDESOP Contributions. Amounts deferred under this Plan are not considered compensation for the McDonald's Corporation Profit Sharing Program (the "Profit Sharing Program") or for the related non-qualified plans: the McDonald's 1989 Executive Compensation Plan, the McDonald's Supplemental Employee Benefit Equalization Plan and the McDonald's Profit Sharing Program Equalization Plan (the "McCAP/McEqual Plans"). The McDESOP portion of the Profit Sharing Program allows participants to contribute a percentage of their compensation as Section 401(k) contributions. Therefore, Eligible Employees who are Profit Sharing Program participants and make Deferral Elections under this Plan shall automatically have a portion of the amount deferred set aside until the Participant's Termination Payment Date to adjust for the fact McDESOP Section 401(k) contributions cannot be made to the Profit Sharing Program or the related non-qualified plans for deferred amounts (the "Participant McDESOP Equalization Amount"). The Participant McDESOP Equalization Amount shall be based on the amount that would have been contributed by the Participant under the McDESOP portion of the Profit Sharing Program and the related non-qualified plans if the deferral had not occurred.

          3.2 Company Profit Sharing Equalization Credits. Amounts deferred under this Plan are not considered as compensation under the Profit Sharing Program or the McCAP/McEqual Plans. Therefore, amounts deferred under this Plan shall be credited with an amount equal to the Company contribution that the Participant would have received under the Profit Sharing Program and/or McCAP/McEqual Plans if such deferral had not occurred ("Company Profit Sharing Equalization Credit"). If a Participant is not eligible to participate in the Profit Sharing Program or McCAP/McEqual Plans, or is not eligible to receive a Company contribution under such plans with respect to a deferred amount, no Company Profit Sharing Equalization Credit will be made.

          3.3  Rules for Profit Sharing Equalization Amounts.
     Equalizations amounts under Sections 3.1 and 3.2 above (collectively referred to as "Equalization Amounts") shall be deferred until the Participant's Employment Termination Payment Date and cannot be withdrawn under Section 5.3. Equalization Amounts will become part of the Participant's Deferral Account for the year to which they relate and will be credited with earnings as part of that Deferral Account as described in Section 4.1.


                                   Section 4
                               Deferral Accounts

          4.1 Deferral Accounts. A bookkeeping account shall be established in the Participant's name for each year for which a Participant files a Deferral Election.("Deferral Account"). Each year's deferral account may be further divided into:

          (a) amounts deferred pursuant to that year's Deferral Election and earnings thereon,

          (b) Company Profit Sharing Equalization Credits associated with that year's Deferral Election and earnings thereon; and

          (c) Participant 401(k) McDESOP Equalization amounts associated with that year's Deferral Election and earnings thereon.

     The Equalization Amounts described in Section 4.1(b) and (c) above shall not be eligible for early withdrawal under Section 5.3. The Committee may also authorize other divisions or subaccounts of the deferral accounts as may be necessary to reflect the terms of the plan as amended from time to time.

     Amounts deferred pursuant to a Deferral Election shall be credited to the Deferral Account as of the end of the month in which, in the absence of a Deferral Election, the Participant would otherwise have received the deferred amounts. Any Equalization Amounts shall be credited to the Deferral Account as of the end of the month in which the amount would have been allocated under the Profit Sharing Program or the McCAP/McEqual Plans if the deferral had not occurred.

          4.2  Investment Elections and Earnings Credits.

          (a) When a Participant makes a Deferral Election, he or she shall also elect whether amounts credited to his or her Deferral Account for that year shall be credited with one of the following rates of return:

               (i) a rate of return based upon the McDonald's Common Stock Fund under the Profit Sharing Program, after adjustment for expenses ("McDonald's Common Stock" equivalent);

               (ii) a rate of return based upon the Insurance Contract Fund under the Profit Sharing Program, after adjustment for expenses ("Insurance Contract" equivalent);

               (iii)a rate of return based upon the Diversified Stock Fund under the Profit Sharing Program, after adjustment for expenses ("Diversified Stock" equivalent); or

               (iv) a rate of return based upon the Multi-Asset Fund under the Profit Sharing Program, after adjustment for expenses ("Multi-Asset" equivalent).

               If a Participant fails to make an investment election with respect to a Deferral Election, the amount deferred by that election shall be credited with the Insurance Contract based
               return.   The rates of return described above shall be
               effective as of January 1, 1995.

               Effective January 1, 1995, participants shall be permitted to elect to change the rate of return credited to each year's Deferral Account on a prospective basis as of any January 1, April 1, July 1, and October 1 by filing an advance written request with the Committee at such time as the Committee may specify.

          (b) As of each March 31, June 30, September 30, and December 31 ("Valuation Date"), each Deferral Account shall be credited with earnings, gains and losses equal to the amount the Deferral Account would have earned, gained or lost, compounded on a monthly basis, since the prior Valuation Date. The Committee, in its discretion, may also request a special Valutation Date as of the end of any month.

          4.3 Vesting. A Participant shall be fully vested at all times in the balance of his or her Deferral Account.


                                   Section 5
                              Payment of Benefits

          5.1 Time and Method of Payment. Payments to a Participant, or the Participant's beneficiary if the Participant is deceased, shall automatically be paid in a lump sum within 30 days following the Payment Date, unless the Participant or the Participant's beneficiary files a written installment distribution election on or before December 31 of the calendar year preceding the Payment Date. An installment distribution election shall apply to all payments for that Payment Date and shall specify the period of years (up to a maximum of 15 years) over which payments are to be made. Installment payments shall be made in substantially equal installments over the installment period specified and shall commence within 30 days after the Payment Date. Each installment payment shall be computed by dividing the balance of the Deferral Account(s) that is to be paid in installments by the number of years remaining in the installment period. Once an installment election is filed for a payment date, it cannot be revoked. However, because the method of payment described above is more flexible, Deferral Elections made in 1993 which specified a five year installment payment shall be null and void, and shall be paid in a lump sum, unless the Participant or the Participant's beneficiary files a written installment election prior to December 31 of the calendar year preceding the Payment Date.

          5.2 Form of Payment. All payments shall be made in cash. However, a Participant who has elected a McDonald's Common Stock based return may elect to receive payment in the form of shares of McDonald's Common Stock by filing a written request with the Committee prior to December 31 of the calendar year preceding the Payment Date.

          5.3 Early Withdrawals and Acceleration of Installment Payments. A Participant shall have the right to withdraw in cash any portion of the balance of his or her Deferral Accounts (except for the Equalization Amounts of the Participant's Deferral Accounts under Sections 4.1(b) and (c) and amounts which were not withdrawable under the terms of the Plan prior to September 1, 1994) at any time prior to the applicable Payment Date, subject to the Committee's consent and a 10% forfeiture penalty on the amount requested. A Participant who is receiving installment payments may accelerate payment of any unpaid amount, subject to the Committee's consent and 10% forfeiture penalty on the amount accelerated. The withdrawal or accelerated installment (reduced by the 10% forfeiture penalty) shall be paid within 30 days of the March 31 or September 30 next following the date the election to withdraw or accelerate payments is approved by the Committee. Withdrawals and accelerated installments shall be made first from the earliest maturing Deferral Account and shall be taken pro rata from the investments in each year's Deferral Account based on the account balance of each investment to the total account balance for the applicable Payment Date. Withdrawals shall be subject to such procedures as the Committee shall establish from time to time.

          5.4 Withholding of Taxes. The Company shall withhold any applicable Federal, state or local income tax from payments due under the Plan. Any Social Security taxes, including the Medicare portion of such taxes, shall be withheld and paid at the time incentive under the Target Incentive Plan or base salary would otherwise have been paid to the Participant. The Company shall also withhold any other employment taxes as necessary to comply with applicable laws.

          5.5  Limitations For Section 16 Insiders.  A  "Section 16
     Insider" shall include any Participant who has been deemed to be subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") by the Board of Directors of the Company.
     Notwithstanding any provision of the Plan to the contrary, the Deferral Account of each Section 16 Insider is subject to the following limitations:

          (a) An Eligible Employee who is a Section 16 Insider at the time he or she makes a Deferral Election may elect a McDonald's Common Stock based return and at the same time must also specify whether the payment will be in a lump sum or the specific installment period that will apply. The election of a McDonald's Common Stock based return is irrevocable and cannot be changed at the quarterly investment change dates nor at any other time. A Participant who is a Section 16 Insider may not make a withdrawal or accelerate installments under Section 5.3 of any Deferral Account(s) that are credited with a McDonald's Common Stock based return. Insiders who elected a McDonald's Common Stock based return and a five year installment in 1993 will not be able to change that election.

          (b) All amounts distributed to a Section 16 Insider shall be paid only in cash. However, to the extent that a former
               Section 16 Insider uses the distribution to purchase shares of McDonald's Common Stock on the open market in one or more transactions within seven months after the date such amounts are distributed, the Company shall reimburse the former
               Section 16 Insider for all reasonable brokerage fees and other transaction costs incurred in connection with such purchases upon presentation of satisfactory evidence thereof not later than 60 days after the date of each transaction.

          (c) If any Participant becomes a Section 16 Insider after making a Deferral Election under the Plan, any Deferral Account that is being credited with a McDonald's Common Stock based return shall automatically be converted to any non-McDonald's Common Stock based investment return specified by the Participant as of the Valuation Date immediately preceding the date the Participant is designated a Section 16 Insider by the Board of Directors. This automatic change to non-McDonald's Common Stock based returns will be made to preserve the Participant's right to early withdrawals and accelerated installments under Section 5.3 for such amounts.

     In addition, the Committee may take such other actions as are necessary so that transactions by Section 16 Insiders do not result in liability under Section 16(b) of the Exchange Act.

          5.6 Beneficiary. A Participant shall have the right to name a beneficiary or beneficiaries who shall receive the balance of a Participant's Deferral Account in the event of the Participant's death prior to the payment of his or her entire Deferral Account. If no beneficiary is named by a Participant or if he or she survives all of the named beneficiaries, the Deferral Account shall be paid to the same beneficiary or beneficiaries to which the Deferral Account would have been paid if it were in the Participant's Profit Sharing Fund
     Account under the Profit Sharing Program as of the date of the Participant's death. To be effective, any beneficiary designation shall be filed in writing with the Committee. A Participant may revoke an existing beneficiary designation by filing another written beneficiary designation with the Committee. The latest beneficiary designation received by the Committee shall be controlling.


                                   Section 6
                                 Miscellaneous

          6.1 Funding. Benefits payable under the Plan to any Participant shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Plan. While the Company may, in the discretion of the Committee, make investments (a) in shares of McDonald's Common Stock through open market purchases or (b) in other investments in amounts equal or unequal to amounts payable hereunder, the Company shall not be under any obligation to make such investments and any such investment shall remain an asset of the Company subject to the claims of its general creditors. Notwithstanding the foregoing, the Company may maintain one or more trusts ("Trust") to hold assets to be used for payment of benefits under the Plan. Any payments by a Trust of benefits provided to a Participant under the Plan shall be considered payment by the Company and shall discharge the Company of any further liability under the Plan for such payments.

          6.2 Account Statements. The Company shall provide Participants with annual statements of the balance of their Deferral Accounts hereunder as of the latest applicable Valuation Date.

          6.3 Employment Rights. Establishment of the Plan shall not be construed to give any Eligible Employee the right to be retained in the Company's service or to any benefits not specifically provided by the Plan.

          6.4 Interests Not Transferable. Except as to withholding of any tax under the laws of the United States or any state or locality and the provisions of Section 5.6, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No person shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber benefits under the Plan, or if by any reason of the Participant's bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Company, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or such individual's spouse, children or other dependents, or any of them, in such manner as the Company may deem proper.

          6.5 Forfeitures and Unclaimed Amounts. Unclaimed amounts shall consist of the amounts of the Deferral Accounts of a Participant that cannot be distributed because of the Committee's inability, after a reasonable search, to locate a Participant or the Participant's beneficiary, as applicable, within a period of two (2) years after the Payment Date upon which the payment of benefits become due. Unclaimed amounts shall be forfeited at the end of such two-year period. Penalties charged for withdrawals under Section 5.3 shall also be forfeited in the year in which the penalty is charged. These forfeitures will reduce the obligations of the Company under the Plan. After an unclaimed amount has been forfeited, the Participant or beneficiary, as applicable, shall have no further right to the Participant's Deferral Account.

          6.6 Controlling Law. The law of Illinois, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan to the extent not preempted by ERISA.

          6.7 Action by the Company. Except as otherwise specifically provided herein, any action required of or permitted by the Company under the Plan shall be by resolution of the Board of Directors of the Company or by action of any member of the Committee or person(s) authorized by resolution of the Board of Directors of the Company.


                                   Section 7
                             Employer Participation

          7.1 Adoption of Plan. Any subsidiary or affiliate of the Company ("Employer") may, with the approval of the Committee and under such terms and conditions as the Committee may prescribe, adopt the corresponding portions of the Plan by resolution of its board of directors. The Committee may amend the Plan as necessary or desirable to reflect the adoption of the Plan by an Employer, provided however, that an adopting Employer shall not have the authority to amend or terminate the Plan under Section 8.

          7.2 Withdrawal from the Plan by Employer. Any such Employer shall have the right, at any time, upon the approval of and under such conditions as may be provided by the Committee, to withdraw from the Plan by delivering to the Committee written notice of its election so to withdraw. Upon receipt of such notice by the Committee, the portion of the Deferral Accounts of Participants and beneficiaries attributable to credits made while the Participants were employees of such withdrawing Employer, plus any net earnings, gains and losses or such credits, shall be distributed from the Trust at the direction of the Committee in cash at such time or times as the Committee, in its sole discretion, may deem to be in the best interest of such employees and their beneficiaries. To the extent the amounts held in the Trust for the benefit of such Participants and beneficiaries are not sufficient to satisfy the Employer's obligation to such Participants and their beneficiaries accrued on account of their employment with the Employer, the remaining amount necessary to satisfy such obligation shall be an obligation of the Employer, and the Company shall have no further obligation to such Participants and beneficiaries with respect to such amounts.


                                   Section 8
                           Amendment and Termination

          The Company intends the Plan to be permanent, but reserves the right at any time by action of its Board of Directors or by the Committee (in accordance with the restrictions in the following sentence) to modify, amend or terminate the Plan, provided however, that any amendment or termination of the Plan shall not reduce or eliminate any Deferral Account accrued through the date of such amendment or termination.

          The Committee shall have the same authority to adopt amendments to the Plan as the Board of Directors of the Company in the following circumstances:

          (a) to adopt amendments to the Plan which the Committee determines are necessary or desirable for the Plan to comply with or to obtain benefits or advantages under the provisions of applicable law, regulations or rulings or requirements of the Internal Revenue Service or other governmental or administrative agency or changes in such law, regulations, rulings or requirements; and

          (b) to adopt any other procedural or cosmetic amendment that the Committee determines to be necessary or desirable that does not materially change benefits to Participants or their beneficiaries or materially increase the Company's or adopting Employers' credits to the Plan.

          The Committee shall provide notice of amendments adopted by the Committee to the Board of Directors of the Company on a timely basis.


          Executed in multiple originals this 9th day of September, 1994.


                                   McDONALD'S CORPORATION



                                   /s/ Stanley R. Stein
                                   --------------------------------------
                                   By:    Stanley R. Stein
                                   Title: Senior Vice President